SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) January 5, 2009

Commission File	Registrant, State of Incorporation, Address of	I.R.S. employer
Number	Principal Executive Offices and Telephone	Identification
	Number	Number

1-08788	NV ENERGY, INC.	88-0198358
Nevada
P. O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

2-28348	NEVADA POWER COMPANY	88-0420104
d/b/a NV Energy
Nevada
6226 West Sahara Avenue
Las Vegas, Nevada 895146
(702) 402-5000
None
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On January 12, 2009, Nevada Power Company d/b/a NV Energy (“Nevada Power”), a wholly-owned subsidiary of NV Energy, Inc., issued and sold $125 million of its 7.375% General and Refunding Mortgage Notes, Series U, due 2014 (the “Series U Notes”). Nevada Power will pay interest on the Series U Notes on January 15 and July 15 of each year, beginning on July 15, 2009. The Series U Notes will mature on January 15, 2014. The Series U Notes were issued pursuant to a registration statement (No. 333-146100-02) previously filed with the Securities and Exchange Commission (“SEC”). Nevada Power filed a prospectus supplement with the SEC in connection with the issuance of the Series U Notes.
     The net proceeds from the issuance of the Series U Notes will be approximately $124.0 million, after deducting the underwriting discount and estimated expenses. All of net proceeds from the sale of the Series U Notes will be used to repay amounts outstanding under Nevada Power’s Revolving Credit Agreement with Wachovia Bank, N.A., dated November 4, 2005, as amended (the “Wachovia Credit Agreement”), which matures in November 2010.
     Nevada Power may redeem the notes at its option at any time, in whole or in part, at a price of 100% of the principal amount of the Series U Notes being redeemed plus a make-whole premium.
8.01 — Other Events
     On January 5, 2009, Nevada Power entered into a new revolving Credit Agreement with JPMorgan Chase, N.A., as Administrative Agent for the lenders thereunder and The Royal Bank of Scotland PLC (the “Credit Agreement”). The Credit Agreement allows Nevada Power to borrow up to $90 million on a revolving basis and matures on January 3, 2010. The terms and covenants of the Credit Agreement are substantially similar to the terms and covenants contained in the Wachovia Credit Agreement. In connection with the Credit Agreement, Nevada Power issued a $90 million Series T Bond under its General and Refunding Mortgage Indenture, dated as of May 1, 2001, between Nevada Power and The Bank of New York Mellon. The Series T Bond secures amounts outstanding under the Credit Agreement. As of the date of this report, there are no amounts outstanding under the Credit Agreement.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

NV Energy, Inc. (Registrant)
Date: January 12, 2009	By:	/s/ E. Kevin Bethel
E. Kevin Bethel Chief Accounting Officer

Nevada Power Company d/b/a NV Energy (Registrant)
Date: January 12, 2009	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer